EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement of our report dated July 29, 1999, included in Manatron Inc.’s Annual Report on Form 10-K for the year ended April 30, 1999, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Grand Rapids, Michigan
September 17, 1999